                                  EXHIBIT 21


            SUBSIDIARIES OF UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                                  State of        Name Under Which
Name                              Incorporation   Subsidiary Does Business
----                              -------------   ------------------------

Universal Automotive, Inc.         Illinois       UBP Universal Brake parts

UBP Canholdings, Inc.              Canada         N/A

UBP Brake Parts, Inc.              Canada         N/A

International Discus Corporation   Canada         N/A

UBP Hungary, Inc.                  Delaware       N/A

UBP Csepel Iron Foundry            Hungary        UBP Csepel Iron Foundry, KFT